IDS EQUITY SELECT FUND, INC.
FILE NO.2-13188/811-772

EXHIBIT INDEX

EXHIBIT A2:    Articles of Amendment changing the name of the Fund from
               IDS Equity Plus Fund, Inc. to IDS Equity Select Fund, Inc.